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                                                                   EXHIBIT 10.19

                             TATUM CFO PARTNERS, LLP

                      INTERIM EXECUTIVE SERVICES AGREEMENT

                                                                   June 24, 2005

Joseph McGuire, CEO
Tweeter Home Entertainment Group
40 Pequot Way
Canton, MA 02021

Dear Joe:

Tatum CFO Partners, LLP ("Tatum") understands that Tweeter Home Entertainment Group ("the Company") desires to engage a partner of Tatum to serve as interim chief financial officer. This Interim Executive Services Agreement sets forth the conditions under which such services will be provided.

Services; Fees

Commencing on July 6, 2005, Tatum will make available to the Company Paul Burmeister (the "Tatum Partner"), who will serve as chief financial officer of the Company for a term of three months, or such longer term as mutually agreed to by the Company and the Tatum Partner. The Tatum Partner will become an employee and, if applicable, a duly elected or appointed officer of the Company, and subject to the supervision and direction of the CEO of the Company, the board of directors of the Company, or both. Tatum will have no control or supervision over the Tatum Partner.

The Company will pay the Tatum Partner directly a salary of $23,920.00 per month, with payments to be made in the normal course of the Company's exempt-employee payroll. In addition, the Company will pay directly to Tatum a fee of $5,980.00 per month as compensation for resources provided. The Company will pay Tatum the monthly fees one month in advance, with the first payment due on July 6, 2005. The second payment and every payment thereafter will be paid in advance before each month-end related to the following month.

Within the first six weeks of the Tatum Partner's engagement by the Company, the Company and the Tatum Partner will agree on targets and deliverables to be used as the basis for incentive compensation. If the agreed-upon targets and deliverables are achieved, at the end of the engagement the Tatum Partner will receive incentive compensation equal to 25% of salary paid during the engagement, or such lesser amount as the Tatum Partner and the Company may agree to. In addition, Tatum shall receive a fee equal to 25% of the incentive compensation paid to the Tatum Partner, payable within ten days of the end of the engagement.

The Company will have no obligation to provide the Tatum Partner any health or major medical benefits. In lieu of the Tatum Partner participating in the Company-sponsored employee medical insurance benefit plan, the Tatum Partner will remain on his or her current medical plan. The Company will reimburse the Tatum Partner for amounts paid by the Tatum Partner for medical

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insurance for himself and his family upon presentation of reasonable documentation of premiums paid by the Tatum Partner, provided that such reimbursement will not exceed the amount paid by the Company for comparable benefits provided to other senior managers. In accordance with the U.S. federal tax law, such amount will not be considered reportable W-2 income, but instead non-taxable benefits expense reimbursement.

As an employee, the Tatum Partner will be eligible for any Company employee retirement and/or 401(k) plan and for vacation and holidays consistent with the Company's policy as it applies to senior management, and the Tatum Partner will be exempt from any delay periods otherwise required for eligibility.

The Company will reimburse the Tatum Partner directly for out-of-pocket expenses incurred by the Tatum Partner in providing services hereunder to the same extent that the Company is responsible for such expenses of senior managers of the Company.

The Company agrees to pay Tatum and to maintain a security deposit of $10,000.00 for the Company's future payment obligations to both Tatum and the Tatum Partner under this agreement (the "Deposit"). The security deposit must be received by Tatum before the Tatum Partner's employment commences. If the Company breaches this agreement and fails to cure such breach as provided in this agreement, Tatum will be entitled to apply the Deposit to its damages resulting from such breach. Upon termination or expiration of this agreement, Tatum will return to the Company the balance of the Deposit remaining after application of any amounts to unfulfilled payment obligations of the Company to Tatum or the Tatum Partner as provided for in this agreement.

Hiring Tatum Partner Outside of Agreement

During the twelve (12)-month period following termination or expiration of this agreement, other than in connection with another Tatum agreement, the Company will not employ the Tatum Partner, or engage the Tatum Partner as an independent contractor, to render services of substantially the same nature as those to be performed by the Tatum Partner as contemplated by this agreement. The parties recognize and agree that a breach by the Company of this provision would result in the loss to Tatum of the Tatum Partner's valuable expertise and revenue potential and that such injury will be impossible or very difficult to ascertain. Therefore, in the event this provision is breached, Tatum will be entitled to receive as liquidated damages an amount equal to twenty-five percent (25%) of the Tatum Partner's Annualized Compensation (as defined below), which amount the parties agree is reasonably proportionate to the probable loss to Tatum and is not intended as a penalty. If, however, a court or arbitrator, as applicable, determines that liquidated damages are not appropriate for such breach, Tatum will have the right to seek actual damages. The amount will be due and payable to Tatum upon written demand to the Company. For this purpose, "Annualized Compensation" will mean monthly Salary equivalent to what the Tatum Partner would receive on a full-time basis multiplied by twelve (12), plus the maximum amount of any bonus for which the Tatum Partner was eligible with respect to the then current bonus year.

Term & Termination

This agreement will terminate upon the effective date of termination or expiration of the Tatum Partner's employment with the Company or upon the Employee ceasing to be a partner of Tatum.

Notwithstanding the preceding, following such time as the Tatum Partner has commenced rendering services hereunder, either party may terminate this agreement at any time effective immediately upon written notice to the other party of such termination.

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Insurance

The Company will provide Tatum or the Tatum Partner with written evidence that the Company maintains directors' and officers' insurance in an amount reasonably acceptable to the Tatum Partner at no additional cost to the Tatum Partner, and the Company will maintain such insurance at all times while this agreement remains in effect.

Furthermore, the Company will maintain such insurance coverage with respect to occurrences arising during the term of this agreement for at least three years following the termination or expiration of this agreement or will purchase a directors' and officers' extended reporting period, or "tail," policy to cover the Tatum Partner.

Disclaimers, Limitations of Liability & Indemnity

The Company acknowledges to Tatum that, as of the date of this Agreement it is, and has been for some time, unprofitable. Tatum offers no assurances that the resources to be provided under this Agreement will correct the financial difficulties of the Company. Further, the Company will not require the Tatum Partner to attest to the accuracy of the books and records of the Company until the Tatum Partner has served under this Agreement for six weeks.

Tatum assumes no responsibility or liability under this agreement other than to render the services called for hereunder and will not be responsible for any action taken by the Company in following or declining to follow any of Tatum's advice or recommendations. Tatum represents to the Company that Tatum has conducted its standard screening and investigation procedures with respect to the Tatum Partner becoming a partner in Tatum, and the results of the same were satisfactory to Tatum. Tatum disclaims all other warranties, either express or implied. Without limiting the foregoing, Tatum makes no representation or warranty as to the accuracy or reliability of reports, projections, forecasts, or any other information derived from use of Tatum's resources, and Tatum will not be liable for any claims of reliance on such reports, projections, forecasts, or information. Tatum will not be liable for any non-compliance of reports, projections, forecasts, or information or services with federal, state, or local laws or regulations. Such reports, projections, forecasts, or information or services are for the sole benefit of the Company and not any unnamed third parties.

The Company agrees to indemnify Tatum and the Tatum Partner to the full extent permitted by law for any losses, costs, damages, and expenses (including reasonable attorneys' fees), as they are incurred, in connection with any cause of action, suit, or other proceeding arising in connection with Tatum's resources or the Tatum Partner's services to the Company

In the event that any partner of Tatum (including without limitation the Tatum Partner to the extent not otherwise entitled in his or her capacity as an officer of the Company) is subpoenaed or otherwise required to appear as a witness or Tatum or such partner is required to provide evidence, in either case in connection with any action, suit, or other proceeding initiated by a third party or by the Company against a third party, then the Company shall reimburse Tatum for the costs and expenses (including reasonable attorneys' fees) actually incurred by Tatum or such partner and provide Tatum with compensation at Tatum's customary rate for the time incurred.

The Company agrees that, with respect to any claims the Company may assert against Tatum in connection with this agreement or the relationship arising hereunder, Tatum's total liability will not exceed two (2) months of Fees.

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As a condition for recovery of any liability, the Company must assert any claim against Tatum within three (3) months after discovery or sixty (60) days after the termination or expiration of this agreement, whichever is earlier.

Tatum will not be liable in any event for incidental, consequential, punitive, or special damages, including without limitation, any interruption of business or loss of business, profit, or goodwill.

Arbitration

If the parties are unable to resolve any dispute arising out of or in connection with this agreement, either party may refer the dispute to arbitration by a single arbitrator selected by the parties according to the rules of the American Arbitration Association ("AAA"), and the decision of the arbitrator will be final and binding on both parties. Such arbitration will be conducted by the Atlanta, Georgia, office of the AAA. In the event that the parties fail to agree on the selection of the arbitrator within thirty (30) days after either party's request for arbitration under this paragraph, the arbitrator will be chosen by AAA. The arbitrator may in his discretion order documentary discovery but shall not allow depositions without a showing of compelling need. The arbitrator will render his decision within ninety (90) days after the call for arbitration. The arbitrator will have no authority to award punitive damages. Judgment on the award of the arbitrator may be entered in and enforced by any court of competent jurisdiction. The arbitrator will have no authority to award damages in excess or in contravention of this agreement and may not amend or disregard any provision of this agreement, including this paragraph. Notwithstanding the foregoing, either party may seek appropriate injunctive relief from a court of competent jurisdiction, and either party may seek injunctive relief in any court of competent jurisdiction.

Miscellaneous

Tatum will be entitled to receive all reasonable costs and expenses incidental to the collection of overdue amounts under this Resources Agreement, including but not limited to attorneys' fees actually incurred.

Neither the Company nor Tatum will be deemed to have waived any rights or remedies accruing under this agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy. This agreement binds and benefits the respective successors of Tatum and the Company.

Neither party will be liable for any delay or failure to perform under this agreement (other than with respect to payment obligations) to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such party's reasonable control.

The provisions in this agreement concerning payment of compensation and reimbursement of costs and expenses, limitation of liability, directors' and officers' insurance, indemnity, and arbitration will survive any termination or expiration of this Resources Agreement.

This agreement will be governed by and construed in all respects in accordance with the laws of the State of Georgia, without giving effect to conflicts-of-laws principles.

The terms of this agreement are severable and may not be amended except in writing signed by the party to be bound. If any portion of this agreement is found to be unenforceable, the rest of the agreement will be enforceable except to the extent that the severed provision deprives either party of a substantial benefit of its bargain.

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Nothing in this agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns and the Tatum Partner.

Each person signing below is authorized to sign on behalf of the party indicated, and in each case such signature is the only one necessary.

Bank Lockbox Mailing Address for Deposit and Fees:

Tatum CFO Partners, LLP
P.O. Box 403291
Atlanta, GA  30384-3291
Electronic Payment Instructions for Deposit and Fees:

      Bank Name: Bank of America

      Branch:  Atlanta
      Routing Number:       For ACH Payments:  061 000 052
                            For Wires: 026 009 593
      Account Name: Tatum CFO Partners, LLP
      Account Number: 003 279 247 763
      Please reference Tweeter Home Entertainment Group in the body of the wire.

Please sign below and return a signed copy of this letter to indicate the Company's agreement with its terms and conditions.

We look forward to serving you.

Sincerely yours,

TATUM CFO PARTNERS, LLP                         Acknowledged and agreed by:

_________________________________________       TWEETER HOME ENTERTAINMENT GROUP
Signature

Janice DiPietro
                                                ______________________________
Area Managing Partner for TATUM CFO             Signature
PARTNERS, LLP
                                                ______________________________
                                                (Print name)

                                                ______________________________
                                                (Title)

                                                ______________________________
                                                (Date)

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